EXHIBIT 99.3

25  Y E A R S

CELEBRATING 25 YEARS OF RESTORING PEOPLE’S LIVES.

CryoLife

“Looking back, I realize it never crossed our minds that preserved human tissues and cells and a surgical adhesive would have such an enormous effect on patients throughout the world.”

Steven G. Anderson, Founder, President, and CEO, CryoLife

CryoLife is a pioneer in the processing and preservation of human cardiac and vascular homografts used in heart and blood vessel reconstructive surgery.

CryoLife preserved tissues have dramatically improved and enhanced the lives of tens of thousands of patients.  CryoLife’s 25th anniversary booklet features five of these patients who have had heart reconstructive surgery using CryoLife preserved human tissues and, in some cases, our surgical adhesives.  We are humbled by their courage and, at the same time, very proud to be an integral part of their lives.  Special relationships were formed between these patients and doctors and we felt it appropriate that they have the opportunity to tell their stories.  Their stories are the story of CryoLife.

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25 Y E A R S	[Picture of doctor and woman]

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caption: Photo taken in San Antonio on January 14, 2009

patient: surgeon:	CARSON JOHN P. KUPFERSCHMID, M.D.	procedure date: 04.18.07

overview:

Carson had a complex congenital heart defect consisting of an obstruction of the outlet (pulmonary) valve from the right side of the heart to the lungs. His first operation was a temporary shunt to the lung arteries as a very small infant. At age nine months he had a second operation which completely reconstructed the defect utilizing a CryoLife pulmonary homograft valve. His mother states that following the repair it was as if “someone had placed an Eveready® battery in Carson and left the switch in a permanent on position.” He continues to do well two years after surgery.

SynerGraft®

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CryoLife’s CryoValve® SG human heart valve, using the proprietary SynerGraft® decellularization technology was cleared for use by the Food and Drug Administration in February 2008.

CryoLife’s patented SynerGraft technology is a process that is applied to human transplant tissues to remove the donor cells and cellular remnants that can stimulate antibody production without compromising the integrity of the support structures of the human tissues.

The SynerGraft technology falls under the umbrella of a new scientific frontier that includes “tissue engineering.”  From the perspective of CryoLife’s management, this technology and decellularized human tissues pave the way to a technology revolution in future implantable medical devices.

In the future, it is likely that modified tissues from animals (xenografts) will form the basis of biological implants such as heart valves and vascular tissues that will remodel themselves in vivo into the patient’s own tissues.

patient: surgeon:	CHRISTOPHER JOHN LAMBERTI, M.D.	procedure date: 03.17.08

overview:

Christopher had a congenital heart defect consisting of an obstruction of the outlet (aortic) valve from the left side of the heart to the body. Two balloon dilatations were done during infancy to temporarily open the valve. At age ten months, his diseased valve was surgically replaced with a CryoLife aortic homograft valve. At age six, he underwent a Ross Procedure, where his own outlet (pulmonary) valve from the right side of the heart to the lungs was used to replace the aortic homograft valve. A CryoLife pulmonary homograft valve was used to replace his pulmonary valve. At age 17, an aneurysm of his aorta was repaired and his pulmonary homograft valve was re-replaced with another CryoLife pulmonary homograft valve.

Chris is now a high school senior in San Diego. He is 6 feet 3 inches tall and 190 pounds. In the fall, he was the leading receiver on his football team. He was voted to the second team all-league in the San Diego County Southern Football League. Now he is averaging 16.2 points per game on his high school basketball team.

CryoValve® SG

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In 2000, Candy Murray (center) became the first recipient of the CryoValve SG.

CryoValve SG is a human pulmonary heart valve processed using CryoLife’s patented SynerGraft technology. More than 1,900 human pulmonary valves treated with the SynerGraft process have been transplanted into patients throughout North America since 2000. The CryoValve SG human pulmonary heart valve was cleared by the FDA in February 2008.

In February 2009, the FDA approved a new claim for the CryoValve SG pulmonary heart valve. The new labeling claim relates to reducing a component of the immune response in recipients of this valve.

Pulmonary valves preserved by this process are most commonly used in complex cardiac reconstruction procedures such as the Ross Procedure or right ventricular outflow tract (RVOT) reconstruction.

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caption:  Photo taken in San Diego on January 19, 2009

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caption:  Photo taken in Oklahoma City on January 13, 2009

patient: surgeon:	JAYCEE RONALD C. ELKINS, M.D.	procedure date: 05.15.89

overview:

Jaycee had a complex congenital heart defect consisting of several abnormalities including an obstruction of the outlet (pulmonary) valve from the right side of the heart to the lungs and underdevelopment of the main lung arteries. At age four months, she had her first operation to enlarge the lung arteries. Two more surgeries were necessary and, at four years old, her fourth operation consisted of an implantation with a CryoLife pulmonary homograft valve and artery. A fifth operation at age 18 required replacement of her pulmonary homograft valve, however, the homograft artery is still in place and functioning well.

BioGlue®

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BioGlue is the #1 surgical adhesive used for cardiac surgery in the world.

BioGlue, a protein-based two component surgical adhesive, represents the Company’s first protein hydrogel technology (PHT) product to be commercially introduced into world markets. Since its introduction in international markets in 1998 and the U.S. market in 2001, BioGlue has been used in more than 480,000 surgical procedures worldwide.

patient: surgeon:	PAUL JOHN D. OSWALT, M.D.	procedure date: 10.29.07

overview:

Paul had a congenital heart defect consisting of an obstruction of the outlet (aortic) valve from the left side of the heart to the body. At age 18 he underwent a Ross Procedure, where his own outlet (pulmonary) valve from the right side of his heart to his lungs was used to replace his diseased valve. A CryoLife pulmonary homograft valve was used to replace his pulmonary valve. He is now a fully active 19 year-old student of space physics.

HemoStase™

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HemoStase has a proven safety record, is easy to use, and has been shown effective in a wide range of surgical procedures.

HemoStase is a natural hemostatic product used for the control of surgical bleeding. Available in a convenient ready-to-use applicator, HemoStase, unlike many hemostatic agents, does not require additional operating room preparation or special storage conditions. In addition, pre-clinical studies have shown that HemoStase does not promote infection and absorbs within 24-48 hours of application at the wound site, compared to other surgical hemostats which can take three or more weeks to fully break down.

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caption:  Photo taken in Austin, Texas on February 17, 2009

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caption:  Photo taken in New York City on January 22, 2009

patient: surgeon:	SUE PAUL STELZER, M.D.	procedure date: 12.22.07

overview:

Sue had the outlet (aortic) valve from the left side of her heart to her body replaced with a valve constructed from animal tissue (xenograft) in 2001. This prosthetic valve became infected, including some of her heart tissues to which the valve was attached. At her second operation, the prosthetic valve and a significant amount of her infected and destroyed heart tissue was removed. The remaining defect in her heart was completely reconstructed with a CryoLife aortic homograft valve. She recovered completely and has fully returned to her active life, despite her significant pre-existing disability with a connective tissue disorder.

BioFoam®

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Over the past four years we have received $5.4 million from the Department of Defense for the development of BioFoam.

BioFoam Surgical Matrix is a spin-off from CryoLife’s protein hydrogel technology platform. Based on the same technology as BioGlue, it contains an expansion agent which generates a mixed-cell foam that increases in volume by a factor of three. Developed in conjunction with the U.S. Department of Defense, the foam creates a mechanical barrier to decrease blood flow and pores for the blood to enter, leading to enhanced hemostasis. Regulatory approvals are pending for use in liver parenchymal sealing. The Company plans to continue conducting research with BioFoam for future use in trauma surgery.

The Science
of CryoLife

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Steven Goldstein, Ph.D. and K. Umit Yüksel, Ph.D., are the developers of the SynerGraft® Process and BioGlue®

Our biomaterials technology and product development group is primarily involved with the translation of existing core technology platforms into medical devices to meet a variety of clinical needs. The current product focus is directed at the development of animal tissue derived devices employing adaptations of the Company’s decellularization technologies. The group also investigates opportunities to improve existing operational processes by assessing, developing, refining, and integrating new or emerging technologies. Opportunities for more effective homograft tissue decontamination processes, improvements to tissue cryopreservation, and a variety of processing initiatives are under evaluation.

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caption:  Steven Goldstein, Ph.D. and K. Umit Yüksel, Ph.D.  Photo taken at CryoLife headquarters on October 9, 2008

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caption:  William F. Northrup III, M.D. and Prof. Sir Magdi Yacoub, F.R.S, F.R.C.S conduct a wet lab on the Ross Procedure with the Root Technique.  Photo taken on October 10, 2008, during the Ross Summitt.

Educational
Programs for
Surgeons

[Picture of Mr. Donald N. Ross, F.R.C.S.]	[Picture of doctors]
Mr. Donald N. Ross, F.R.C.S. was an honored guest during The Ross Summit 2008

CryoLife has made a significant commitment to partner with various academic training programs and cardiac surgical societies and associations in their new Thoracic Surgery Education Reform Initiative. Specifically, the Company is building an educational program for surgeons focused on advanced techniques for heart and blood vessel reconstruction.

This program is directed by William F. Northrup III, M.D., Vice President of Physician Relations and Education. Dr. Northrup conducts monthly surgical workshops at the Company’s corporate headquarters focused on the implant techniques for aortic homografts as a platform for developing expertise in all surgical procedures of the aortic root.

THE ROSS SUMMIT

The Company’s educational highlight of each year is the Ross Summit that is held at Company headquarters in the fall. The conference focuses on the Ross Procedure and related operations. The faculty is comprised of cardiac surgeons, cardiologists and basic scientists from major universities and important academic and community programs from around the world who assemble once each year to exchange ideas and surgical techniques related to their specialties.

Since the inception of the Company in
1984, CryoLife has preserved tissues
from more than 100,000 donors.

Donor Services

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More than half of the cardiovascular tissues CryoLife preserves are used in the complex cardiac reconstruction procedures performed in children and young adults throughout North America.

The donation of organs and tissues is the most generous gift a family can give. CryoLife is cognizant of the trust these families have placed in the Company to preserve the tissues of their loved ones to benefit those patients who are most in need. CryoLife works with about 70 organ procurement groups and tissue banks throughout the U.S. who are committed to the life-saving and life-enhancing benefits of tissue donation through transplantation. The goal is to maximize opportunities for donated tissue to benefit those patients in need.

The Company’s advanced cryopreservation and decellularization technologies have made CryoLife a worldwide leader in tissue preservation techniques that improve and enhance clinical outcomes. Since the inception of the Company in 1984, CryoLife has preserved tissues from more than 100,000 donors. It is believed that more than 160,000 tissues have been distributed for implantation in patients throughout North America and Europe.

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We do not practice or render medicine or provide or render medical services or advice and the information contained in this booklet should not be considered medical advice. You should always talk to your health care professional for diagnosis and treatment. To the extent you are a medical professional, this booklet is provided for your information and education only and is not to be used as a substitute for your medical judgment. The individuals pictured in this book are recipients of CryoLife processed tissue or their implanting surgeons. Please note that results may vary.

CryoLife, CryoLife logo, SynerGraft, CryoValve, BioGlue, BioFoam, HemoStase are trademarks of CryoLife, Inc.  Eveready is a registered trademark of Eveready Battery Company, Inc. © CryoLife, Inc. 2009. All rights reserved.

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